Exhibit 10.1

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) is dated as of November 17, 2020, by and among Gannett Co., Inc., a Delaware corporation (the “Company”), and the other Persons party hereto (each, an “Exchanging Lender”).

RECITALS

WHEREAS, the Company and the Exchanging Lenders desire to establish in this Agreement the exchange of certain term loans under its Existing Credit Agreement (as defined below) for ownership of the 6% Senior Secured Convertible Notes due 2027 (the “Notes”) to be issued by the Company on the Closing Date (as defined below) pursuant to the Indenture; and

WHEREAS, the parties hereto desire to set forth herein the terms of such exchange and specify certain related agreements to be entered into in connection with such exchange.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions.

(a)          As used in this Agreement, the following terms shall have the following meanings:

“Acquiring Person” has the meaning assigned to such term in the Rights Agreement.

“Affiliate” means, with respect to any specified Person, any Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the equity interests having ordinary voting power for the election of members of the board of directors or other managing body of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Amendment No. 4” means the Amendment No. 4 to the Existing Credit Agreement, dated as of November 17, 2020, substantially in the form attached hereto as Exhibit 5.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York, and on which the SEC is open for business.

“Closing Date” means the date of this Agreement.

“Collateral” has the meaning assigned to such term in the Indenture.

“Collateral Agent” means the “Notes Collateral Agent” under the Indenture.

“Collateral Agent Fee Letter” means that certain Notes Collateral Agent Fee Letter, dated November 17, 2020, between the Company and the Collateral Agent.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the preamble.

“Conversion Shares” has the meaning assigned to such term in Section 4(c).

“Enforceability Exceptions” has the meaning assigned to such term in Section 3(c).

“Exchange” has the meaning assigned to such term in Section 2(a).

“Exchanging Lender” has the meaning set forth in the preamble.

“Exempt Person” has the meaning assigned to such term in the Rights Agreement.

“Existing Credit Agreement” means the Credit Agreement, dated as of November 19, 2019, by and among Gannett Co., Inc., Gannett Holdings LLC, the lenders from time to time party thereto and Alter Domus Products Corp. (formerly Cortland Products Corp.), as administrative agent and collateral agent, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Full Conversion Approval” has the meaning assigned to such term in the Indenture.

“Guarantees” has the meaning assigned to such term in Section 4(c).

“Indenture” means the Indenture, dated as of November 17, 2020, by and among the Company, the Subsidiary Guarantors and U.S. Bank National Association., as Trustee, substantially in the form attached hereto as Exhibit 1.

“Intercreditor Agreement” means the First Lien/First Lien Intercreditor Agreement, dated as of November 17, 2020, among Alter Domus Products Corp., as Term Loan Administrative Agent, Term Loan Collateral Agent and Notes Collateral Agent, U.S. Bank National Association., as the Trustee, and the other parties from time to time party thereto, substantially in the form attached hereto as Exhibit 3.

“Investor Agreement” means the Investor Agreement, dated as of November 17, 2020, by and among the Company and the investors party thereto, substantially in the form attached hereto as Exhibit 4.

“Issuance Date Notes” means, with respect to any Specified Holder or any of its Affiliates, the Notes issued to such Specified Holder on the Closing Date.

“Material Adverse Effect” has the meaning set forth in Section 4(a).

“Note” or “Notes” has the meaning set forth in the preamble.

“Note Register” has the meaning assigned to such term in the Indenture.

“Notes Amount” has the meaning set forth in Section 2(a).

“Notes Maximum Amount” shall mean $500,000,000.

“Perfection Date” has the meaning set forth in Section 5.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Rights Agreement” means that certain Section 382 Rights Agreement, dated April 6, 2020, entered into by the Company and American Stock Transfer & Trust Company LLC, as Rights Agent.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” means the Pledge and Security Agreement, dated as of November 17, 2020, by and among the Company, the Subsidiary Guarantors and Alter Domus Products Corp., as Notes Collateral Agent, substantially in the form attached hereto as Exhibit 2.

“Specified Holder” means an Exchanging Lender that, (a) immediately after giving effect to the Exchange on the Closing Date, would constitute an Acquiring Person as a result of the Exchange and (b) has delivered to the Company an Exemption Request (as defined in the Rights Agreement) as provided in Section 30 of the Rights Agreement on or prior to November 16, 2020, which Exemption Request shall be substantially in the form attached hereto as Exhibit 6.

“Specified Time” has the meaning set forth in Section 5(b).

“Subsidiary” means, with respect to any entity, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by such entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Subsidiary Guarantor” means any Subsidiary that incurs a subsidiary guarantee under the Indenture.

“Transaction Documents” means this Agreement, the Indenture, the Security Agreement, the Intercreditor Agreement, the Investor Agreement and Amendment No. 4.

“Trustee” means the Trustee under the Indenture.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

(b)          Other Interpretive Provisions.

(i)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(ii)          The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(iii)          The term “including” is not limiting and means “including without limitation.”

(iv)          The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(v)          Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

2.	Transactions.

(a)          Exchange.  Subject to Section 5, in consideration of the issuance and delivery of Notes as set forth in Section 2(b), each Exchanging Lender hereby agrees to exchange, on the Closing Date (the “Exchange”), the aggregate principal amount of loans under the Existing Credit Agreement (such amount for such Exchanging Lender, the “Exchange Amount”) equal to such Exchanging Lender’s pro rata percentage of the total principal amount of loans outstanding under the Existing Credit Agreement (as determined based on the books and records of the administrative agent of the Existing Credit Agreement as of 5:00 p.m., New York City time, on November 16, 2020), multiplied by the Notes Maximum Amount and rounded to the nearest higher or lower number that is an integral multiple of $1,000 (such amount of the Notes, the “Notes Amount”).

(b)          Issuance of Notes.  Subject to Section 6, in consideration of the exchange of loans as set forth in Section 2(a), the Company hereby agrees to issue and deliver, on the Closing Date, to each Exchanging Lender the aggregate principal amount of Notes equal to the Notes Amount for such Exchanging Lender.

(c)          Interest.  Subject to Section 6, in consideration of the exchange of loans as set forth in Section 2(a), the Company hereby agrees to pay to each Exchanging Lender the accrued and unpaid interest on such Exchanging Lender’s Exchange Amount of loans under the Existing Credit Agreement upon the consummation of the Exchange.

3.          Representations and Warranties of the Exchanging Lenders.  Each Exchanging Lender hereby represents and warrants to the Company, solely as to itself, as follows:

(a)          Organization and Good Standing.  The Exchanging Lender has been duly incorporated or organized under the laws of its jurisdiction of incorporation or organization and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

(b)         Due Authorization. The Exchanging Lender has the requisite power and authority to execute and deliver each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby has been duly and validly taken.

(c)        Execution; Enforceability.  This Agreement  has been duly and validly executed and delivered by the Exchanging Lender and, assuming due execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Agreement, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

(d)       Conflicts.  The execution, delivery and performance by the Exchanging Lender of this Agreement does not (i) violate the organizational documents of the Exchanging Lender or (ii) violate any applicable law or judgment applicable to it.

(e)          Investment Matters.  The Exchanging Lender (i) is acquiring Notes for its own account, solely for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any foreign, federal, state or local securities or “blue sky” laws, or with any present intention of distributing or selling such Notes in violation of any such laws, (ii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Notes and Common Stock issuable upon conversion thereof and of making an informed investment decision, and (iii) is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act.  The Exchanging Lender understands that the Company will be relying on the statements contained herein to establish an exemption from registration under the Securities Act and under foreign, federal, state and local securities laws and acknowledges that, except as provided in the Investor Agreement, the Notes and Common Stock issuable upon conversion thereof will not be registered under the Securities Act or any other applicable law and that such Notes and Common Stock may not be transferred except pursuant to the registration provisions of the Securities Act (and in compliance with any other applicable law) or pursuant to an applicable exemption therefrom.  The Exchanging Lender acknowledges that (x) it has been furnished with all other materials that it considers relevant to an investment in the Notes and (y) it has had a full opportunity to ask questions of and receive answers from the Company or any Person or Persons acting on behalf of the Company concerning the terms and conditions of an investment in the Notes.

4.          Representation and Warranties of the Company.  The Company hereby represents and warrants to the Exchanging Lenders as follows:

(a)          Organization and Good Standing of the Company and its Subsidiaries.  The Company and each of its Subsidiaries has (i) been duly incorporated or organized under the laws of its jurisdiction of incorporation or organization; (ii) is validly existing and (to the extent such concept is applicable in the relevant jurisdiction) in good standing under the laws of its jurisdiction of incorporation or organization; and (iii) is duly qualified to do business and (to the extent such concept is applicable in the relevant jurisdiction) is in good standing in each other jurisdiction in which it owns or leases property or conducts any business, so as to require such qualification, except, in the case of this clause (iii), where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, stockholders’ equity, results of operations or prospects of the Company and its Subsidiaries taken as a whole or on the performance by the Company or any of its Subsidiaries of its obligations under the Transaction Documents to which it is a party (a “Material Adverse Effect”).

(b)          Due Authorization. The Company has the requisite power and authority to execute and deliver (to the extent it is a party hereto or thereto) the Transaction Documents and to perform its obligations hereunder and thereunder; and all action required to be taken for the due and proper authorization, execution and delivery by it of each of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby has been duly and validly taken.

(c)         Execution; Enforceability. This Agreement and each other Transaction Document to which it is a party has been duly and validly executed and delivered by the Company and each of the Subsidiary Guarantors and, assuming due execution and delivery by the other parties hereto, constitute a valid and legally binding obligation of the Company and each of the Subsidiary Guarantors, enforceable against the Company and each of the Subsidiary Guarantors in accordance with the terms of this Agreement or such other Transaction Document, as applicable, subject to the Enforceability Exceptions.  The Notes have been duly and validly authorized by the Company and, when issued and authenticated in accordance with the Indenture and delivered to and paid for by the Exchanging Lenders in accordance with the terms hereof, will have been duly executed and delivered by the Company and will constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.  The subsidiary guarantees (the “Guarantees”) under the Indenture have been duly and validly authorized by the Subsidiary Guarantors and, when the Indenture has been executed and delivered by the Subsidiary Guarantors and the Notes have been issued and authenticated in accordance with the Indenture and delivered to and paid for by the Exchanging Lenders in accordance with the terms hereof, each Subsidiary Guarantor’s Guarantee with respect to the Notes will constitute a valid and legally binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with their terms, subject to the Enforceability Exceptions. 294,153,188 shares of Common Stock issuable upon conversion of the Notes (the “Conversion Shares”) have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action (which amount represents the maximum number of shares of Common Stock issuable upon conversion of the Notes in the event of a make-whole fundamental change, but without giving effect to any other adjustment), and the Conversion Shares, when and if issued upon conversion in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable; it being understood that until the Full Conversion Approval is obtained, settlement of the conversion of Notes in the form of Common Stock shall be limited as provided in Section 13.13 of the Indenture.  Except for the Rights Agreement, the issuance of the Conversion Shares will not be subject to any preemptive or similar rights.

(d)         No Violation or Default.  None of the Company or any of its Subsidiaries is (i) in violation of its certificate of incorporation, by-laws or similar organizational documents; (ii) in breach or violation of any of the terms or provisions of, or with the giving of notice or lapse of time, or both, would be in default under, any contract, indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties or assets may be subject; or (iii) in violation of any applicable law or statute, rule or regulation or any judgment, order or decree of any government, governmental instrumentality, agency, body or court, domestic or foreign, having jurisdiction over the Company or any such Subsidiary or any of their respective properties or assets, except, in the case of clauses (ii) and (iii) above, for any such breach, violation or default that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(e)         No Conflicts.  The execution and delivery by the Company and each of the Subsidiary Guarantors and the performance by the Company and each of the Subsidiary Guarantors of all of the provisions of, and its obligations under, the Transaction Documents to which it is a party (including, but not limited to, the filing of any applicable financing statements pursuant to the Security Agreement), the grant and perfection of liens and security interests in the Collateral, the issuance and delivery of the Notes and the consummation by the Company and each of the Subsidiary Guarantors of the transactions contemplated by the Transaction Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement or other agreement or instrument to which the Company or any such Subsidiary is a party or by which any of them is bound, (ii) result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or of any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement, note, lease, partnership agreement or other agreement or instrument to which the Company or any such Subsidiary is a party or by which any of them is bound or to which any of their respective properties or assets may be subject (other than any lien or encumbrance created or imposed pursuant to the Security Agreement); (iii) result in any violation of the provisions of the respective charter, by-laws or similar organizational documents of the Company or any of its Subsidiaries; or (iv) result in the violation of any applicable law or statute, rule or regulation (other than the securities or blue sky laws of the various states of the United States of America) or any judgment, order or decree of any government, governmental instrumentality, agency, body or court, domestic or foreign, having jurisdiction over the Company or any such Subsidiary or any of their respective properties or assets, except, in the case of clauses (i) and (iv) above, for any such violation, conflict, breach or default that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(f)          Collateral.  Once the Notes have been duly issued and authenticated under the Indenture, (i) the Notes Obligations (as defined in the Indenture) will be secured by a security interest on the Collateral in favor of the Collateral Agent pursuant to the Security Agreement, subject to the terms set forth in the Indenture, the Security Agreement and the Intercreditor Agreement, and (ii) with respect to any Collateral the security interest in which may be perfected by the filing of a UCC or other applicable personal property financing statement, the security interest of the Collateral Agent therein shall be so perfected.  For the avoidance of doubt, the foregoing is subject to the last paragraph of Section 5.

(g)          No Material Adverse Change. Subsequent to September 30, 2020, except as publicly disclosed, (i) neither the Company nor any of its Subsidiaries has incurred any liabilities, direct or contingent, including without limitation any losses or interference with its business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, or has entered into any transactions that are material to the Company and its Subsidiaries, taken as a whole, other than those in the ordinary course of business, (ii) there has not been any material decrease in the capital stock of the Company or any material increase in any consolidated short-term or long-term indebtedness of the Company and its subsidiaries, or except for quarterly dividends on the Common Stock in amounts per share that are consistent with past practice, any payment of or declaration to pay any dividends or any other distribution with respect to the Company, and (iii) there has not been any material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the business, prospects, results of operations, earnings or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole.

(h)          No Registration. Assuming the accuracy of the representations and warranties of the Exchanging Lenders in Section 3 hereof, (i) the Exchange is exempt from the registration and prospectus-delivery requirements of the Securities Act; and (ii) the Indenture is not required to be qualified under the Trust Indenture Act of 1939, as amended.

(i)          Rule 144A; No Integration.  Assuming compliance with clauses (d)(1) and (d)(2) of Rule 144A under the Securities Act by the applicable seller, the Notes will be, upon issuance, eligible for resale pursuant to Rule 144A under the Securities Act and no other securities of the Company are of the same class (within the meaning of Rule 144A under the Securities Act) as the Notes and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system. No securities of the Company have been offered, issued or sold by the Company or any of its Affiliates within the six-month period immediately prior to the date hereof that would be integrated with the offering of the Notes contemplated by this Agreement; and the Company does not have any intention of making, and will not make, an offer or sale of such securities of the Company, for a period of six months after the date of this Agreement. As used in this paragraph, the terms “offer” and “sale” have the meanings specified in Section 2(a)(3) of the Securities Act.

(j)          Investment Company Act. As of the date hereof and, after giving effect to the Exchange and the transactions contemplated by the Transaction Documents, none of the Company or the Subsidiary Guarantors is or will be an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended.

(k)         Solvency. On the Closing Date, after giving effect to the Exchange and the transactions contemplated by the Transaction Documents, each of the Company and the Subsidiary Guarantors (1) will be Solvent (as defined below); (2) will have sufficient capital for carrying on its business; and (3) will be able to pay its debts as they mature.  As used herein, the term “Solvent” means, with respect to a Person on particular date, that on such date (1) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (2) such Person is able to pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (3) assuming consummation of the Exchange and the transactions contemplated by the Transaction Documents, such Person is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (4) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged; and (5) such Person is not otherwise insolvent under the standards set forth under applicable law.

(l)          No Finder’s Fee. There are no contracts, agreements or understandings (and will not be any contracts, agreements, or understandings immediately after giving effect to the transactions contemplated hereby) between the Company or any Subsidiary Guarantor and any Person that would give rise to a valid claim against the Company, any Subsidiary Guarantor, or the Exchanging Lenders for a brokerage commission, finder’s fee or other like payment (other than a financial advisory fee to Greenhill & Co., LLC) in connection with the issuance of the Notes.

(m)        Listing. The shares of Common Stock are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company’s outstanding shares of Common Stock are listed on The New York Stock Exchange (“NYSE”) and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the shares of Common Stock under the Exchange Act or delisting the shares of Common Stock from NYSE, nor has the Company received any notification that the SEC or NYSE is contemplating terminating such registration or listing.  To the Company’s knowledge, it is in compliance with all applicable listing requirements of NYSE.  Promptly following the Closing Date, the Company will cause the shares of Common Stock issuable upon conversion of the Notes to be approved for listing on NYSE.

5.          Conditions to Each Exchanging Lender’s Obligations to Close.  The respective obligations of each Exchanging Lender to effect the Exchange are subject to the satisfaction (or, to the extent permitted by applicable law, waiver by such Exchanging Lender) on or prior to the Closing Date of the following conditions:

(a)          Execution of Transaction Documents.  The Exchanging Lender shall have received from the Company, the Subsidiary Guarantors, the Trustee and the Collateral Agent (in each case, as applicable) executed counterparts of the Transaction Documents substantially in the forms attached hereto.

(b)          Exemption under Rights Agreement.  The Board shall have taken all actions necessary to irrevocably deem each Specified Holder (together with its Affiliates) an Exempt Person with respect to their Issuance Date Notes and any Common Stock issuable upon conversion of such Notes, but only to the extent that (i) the amount of Common Stock such Specified Holder Beneficially Owns (as defined in the Rights Agreement) on the Closing Date plus (ii) the amount of Common Stock underlying the Issuance Date Notes (assuming the Notes are fully converted on the Closing Date, plus any increases under Sections 13.03, 13.04, 13.07 and 13.11 under the indenture governing the Notes as in effect on the Closing Date) collectively exceed 4.99% of the outstanding Common Stock on the Closing Date; it being agreed that (a) until such time as the Specified Holder (together with its Affiliates) no longer Beneficially Owns more than 4.99% of the then outstanding Common Stock (the “Specified Time”), if a Specified Holder (individually or together with its Affiliates) engages in any transaction that results in an increase in the Beneficial Ownership of Common Stock of the Specified Holder (together with its Affiliates) (other than the Exchange), then such Specified Holder (together with its Affiliates) shall immediately cease to be an Exempt Person and (b) from and after the Specified Time, the Specified Holder (together with its Affiliates) will cease to be an Exempt Person.

(c)          Representations and Warranties.  As of the date hereof, the representations and warranties of the Company set forth in Section 4 shall be true and correct in all material respects.

(d)       Opinion of Counsel for the Company and the Subsidiary Guarantors. The Company shall have caused to be delivered to the Exchanging Lenders, on the Closing Date, (i) a legal opinion of Cravath, Swaine & Moore LLP, dated the Closing Date and addressed to the Exchanging Lenders in form and substance reasonably satisfactory to Exchanging Lenders holding a majority of the Exchange Amount and (ii) legal opinions of local counsel with respect to each Subsidiary Guarantor that is not organized in Delaware or New York, dated the Closing Date and addressed to the Exchanging Lenders in form and substance reasonably satisfactory to Exchanging Lenders holding a majority of the Exchange Amount.

(e)          DTC Eligibility. The Notes shall be eligible for clearance and settlement through The Depository Trust Company.

(f)          Perfection Certificate. On or prior to the Closing Date, the Company and the Subsidiary Guarantors shall have duly executed and delivered to the Collateral Agent and the Exchanging Lenders a certificate in form and substance reasonably satisfactory to the Collateral Agent providing information with respect to the property of the Company and the Subsidiary Guarantors.

(g)          Certificates.  On or prior to the Closing Date, the Company and the Subsidiary Guarantors shall have furnished to the Exchanging Lenders such further certificates and documents as the Exchanging Lenders holding a majority of the aggregate Exchange Amount may reasonably request.

(h)          Fee Letter.  The Exchanging Lender shall have received from the Company and the Collateral Agent executed counterparts of the Collateral Agent Fee Letter.

(i)          Collateral.  The Collateral Agent shall have received on or prior to the Closing Date the following, in form and substance reasonably satisfactory to Exchanging Lenders holding a majority of the Exchange Amount:

(i)          Uniform Commercial Code financing statements in appropriate form for filing, naming the Company and each Subsidiary Guarantor as a debtor and the Collateral Agent as the secured party, or other similar instruments or documents to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the reasonable opinion of the Collateral Agent and its counsel, desirable to perfect the security interests of the Collateral Agent pursuant to the Security Documents (as defined in the Indenture); and

(ii)          such other approvals, opinions, instruments or documents as the Collateral Agent and Exchanging Lenders holding a majority of the Exchange Amount may reasonably request in form and substance reasonably satisfactory to the Collateral Agent and Exchanging Lenders holding a majority of the Exchange Amount; and

(j)          Security Interest. (i) Subject to the last paragraph of this Section 5, the Collateral Agent, for the benefit of the Trustee and the holders of the Notes, shall have a perfected, security interest in the Collateral, to the extent required by the Security Agreement and the Indenture and (ii) no Lien (as defined in the Indenture) exists on any of the Collateral, other than the Lien created in favor of the Collateral Agent, for the benefit of the Trustee and the holders of the Notes, except for Permitted Liens (as defined in the Indenture) and any Liens that are identified in any UCC search reports delivered following the Closing Date in accordance with Section 7(a) hereof.

Notwithstanding the foregoing, it is understood and agreed that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC or other applicable personal property financing statement) is not or cannot be provided and/or perfected on the Closing Date (i) without undue burden or expense or (ii) after the use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the effectiveness of this Agreement on the Closing Date but shall be required to be provided and/or perfected within 180 days after the Closing Date (the “Perfection Date”).

6.          Conditions to the Company’s Obligations to Close.  The respective obligations of the Company to effect the Exchange are subject to the satisfaction (or, to the extent permitted by applicable law, waiver by the Company) on or prior to the Closing Date of the following conditions:

(a)        Execution of Transaction Documents.  The Company shall have received from the Exchanging Lenders, the Trustee and the Collateral Agent (in each case, as applicable) executed counterparts of the Transaction Documents substantially in the forms attached hereto.

(b)         Representations and Warranties.  As of the date hereof, the representations and warranties of each of the Exchanging Lenders set forth in Section 3 shall be true and correct in all material respects.

7.          Post-Closing Covenants.

(a)          UCC Search Reports.  The Company hereby agrees that it will provide certified copies of UCC search reports reasonably required by the Exchanging Lenders holding a majority of the Exchange Amount as promptly as reasonably practical following the Closing Date and, upon delivery, take any such further actions as necessary so that no Lien exists on any of the Collateral, other than the Lien created in favor of the Collateral Agent, for the benefit of the Trustee and the holders of the Notes, except for Permitted Liens..

(b)         Australian Subsidiaries.  The Company shall cause each Subsidiary incorporated, organized or established under the laws of Australia of the Company in existence on the date hereof to execute and deliver to the Trustee as promptly as practicable and in any event within 75 days (or such later date as agreed by the Trustee) (x) a supplemental indenture in the form of Exhibit B to the Indenture pursuant to which such Subsidiary shall become a Subsidiary Guarantor, (y) an all asset Foreign Security Agreement (as defined in the Indenture) and (z) a consent to the Intercreditor Agreement, together with legal opinions of local counsel in respect of the due execution and enforceability of such documents, and provide evidence of the completion of the financial assistance ‘whitewash’ procedure under Section 260B of the Corporations Act (as defined in the Indenture) on or before that date.

(c)        Collateral.  To the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC or other applicable personal property financing statement) is not or cannot be provided and/or perfected on the Closing Date (i) without undue burden or expense or (ii) after the use of commercially reasonable efforts to do so, then the Company shall cause the provision and/or perfection of such security interest(s) or deliverable to be provided and/or perfected by the Perfection Date.

(d)         Opinion of Counsel for the Company and the Subsidiary Guarantors. The Company shall cause to be delivered to the Exchanging Lenders, no later than the Perfection Date, (i) a legal opinion of Cravath, Swaine & Moore LLP, addressed to the Exchanging Lenders in form and substance reasonably satisfactory to Exchanging Lenders holding a majority of the Exchange Amount and (ii) legal opinions of local counsel with respect to each Subsidiary Guarantor that is not organized in Delaware or New York, addressed to the Exchanging Lenders in form and substance reasonably satisfactory to Exchanging Lenders holding a majority of the Exchange Amount, in each case covering the actions taken by the Company and the Subsidiary Guarantors pursuant to Section 7(c) hereof.

(e)          Certificates.

(f)           On or prior to the Perfection Date, the Company and the Subsidiary Guarantors shall furnish to the Exchanging Lenders such further certificates and documents as the Exchanging Lenders holding a majority of the aggregate Exchange Amount may reasonably request related to the matters set forth in this Section 7.

8.          Miscellaneous.

(a)          Effect.  This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association.

(b)          Notices.  Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail (provided that the transmission of the e-mail is promptly confirmed by non-automated reply), or (iii) sent by overnight courier, in each case, addressed as follows:

(i)          If to the Company to:

Gannett Co., Inc.
7950 Jones Branch Drive
McLean, Virginia 22107
Attention:	Polly Grunfeld Sack, General Counsel

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Damien Zoubek
Daniel Haaren

(ii)          If to an Exchanging Lender, at such Exchanging Lender’s address as it appears in the Note Register, with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attention:	Brian Kim
Catherine Goodall

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by facsimile or e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) two Business Days after being sent by overnight courier.  Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

(c)          Termination.  This Agreement shall terminate upon the consummation of the Exchange.

(d)          Assignment . Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto and no party hereto shall assign any of its obligations hereunder with the primary intent of avoiding, circumventing or eliminating such party’s obligations hereunder.  Subject to the immediately preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

(e)          Remedies .  The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder.  The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances.  No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

(f)          Amendments .  This Agreement may not be orally amended, modified, extended or terminated, nor shall any oral waiver of any of its terms be effective.  This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and Exchanging Lender(s) holding a majority of the Exchange Amount.  Each such amendment, modification, extension or termination shall be binding upon each party hereto and each other Exchanging Lenders.  In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party.

(g)          Governing Law .  This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(h)          Consent to Jurisdiction.  Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the County of New York in the State of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise.  Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this Agreement, the court in which such litigation is being heard shall be deemed to be included in clause (i) above.  Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any of the above-named courts in any court of competent jurisdiction.  Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8(b) hereof is reasonably calculated to give actual notice.

(i)          WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8(I) CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8(I) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(j)        Merger. Binding Effect, Etc.  This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.  Except as otherwise expressly provided herein, no Exchanging Lender or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

(k)         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

(l)          Severability.  In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.  The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

(m)        No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Exchanging Lender covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future Affiliate, director, officer, employee, general or limited partner, equityholder or member of any Exchanging Lender or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future Affiliate of any Exchanging Lender, any current or future officer, agent or employee of any Exchanging Lender or any current or future member or stockholder of any Exchanging Lender or any current or future director, officer, employee, partner or member of any Exchanging Lender or of any Affiliate or assignee thereof, as such, for any obligation of any Exchanging Lender under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation. For the avoidance of doubt, “Affiliate” as used in this Section 8(m) shall not include the Company or the Subsidiary Guarantors.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

GANNETT CO., INC.

By:	/s/ Michael E. Reed
Name: Michael E. Reed
Title: President and Chief Executive Officer

[Signature Page to Exchange Agreement]

Exchanging Lender

By:
Name:
Title:

*Signature pages of Exchanging Lenders are available upon request to the registrant.

Exhibit 1

Indenture

(See attached.)

Exhibit 2

Pledge and Security Agreement

(See attached.)

Exhibit 3

Intercreditor Agreement

(See attached.)

Exhibit 4

Investor Agreement

(See attached.)

Exhibit 5

Amendment No. 4

(See attached.)

Exhibit 6

Form of Exemption Request

(See attached.)